Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-192501) by Tiptree Financial Inc. of our report dated March 29, 2013, except for Note 9, as to which is dated March 14, 2014, with respect to the consolidated financial statements of Fortegra Financial Corporation as of December 31, 2012 and for the years ended December 31, 2012 and 2011, which report appears in this Amended Form S-8 at Exhibit 99.2 of Tiptree Financial Inc. and to the reference to our firm as experts in accounting and auditing.

/s/ Johnson Lambert LLP

Jacksonville, FL
November 2, 2016